Exhibit 99.1

Contacts:	Tracey Noe (Media)	Shep Dunlap (Investors)
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Mondelēz International Appoints Cees ‘t Hart to Board of Directors

CHICAGO, July 20, 2023 – Mondelēz International, Inc. (Nasdaq: MDLZ) today announced the appointment of Cees ‘t Hart to the Company’s Board of Directors, effective today.
“We are pleased to welcome Cees to our Board. His deep experience building local and international brands makes him an invaluable resource for our company,” said Dirk Van de Put, Chairman & CEO of Mondelēz International.
‘ t Hart has worked for more than 30 years in the food and beverage industry, most recently serving as CEO of Carlsberg Group, a position he’s held since 2015. Before joining Carlsberg, ‘t Hart was CEO of Royal FrieslandCampina. Previously, he held various positions within Unilever across Eastern and Western Europe as well as Asia. During his tenure at Unilever, he served as a member of the Europe Executive Board. ’t Hart currently serves as Chairman of KLM's Supervisory Board and sits on the Board of AirFranceKLM.
‘t Hart’s appointment expands the size of the Company’s Board to 10 members.

About Mondelēz International
Mondelēz International, Inc. (Nasdaq: MDLZ) empowers people to snack right in over 150 countries around the world. With 2022 net revenues of approximately $31 billion, MDLZ is leading the future of snacking with iconic global and local brands such as Oreo, Ritz, LU, Clif Bar and Tate's Bake Shop biscuits and baked snacks, as well as Cadbury Dairy Milk, Milka and Toblerone chocolate. Mondelēz International is a proud member of the Standard and Poor’s 500, Nasdaq 100 and Dow Jones Sustainability Index. Visit www.mondelezinternational.com or follow the company on Twitter at www.twitter.com/MDLZ.

Forward-Looking Statements
This press release contains forward-looking statements. Words, and variations of words, such as “will,” “may,” “expect,” “plan,” “continue” and similar expressions are intended to identify these forward-looking statements, including, but not limited to, statements of belief or expectation and statements about Mondelēz International’s leadership position in snacking. These forward-looking statements are subject to change and to inherent risks and uncertainties, many of which are beyond Mondelēz International’s control, which could cause Mondelēz International’s actual results or outcomes to differ materially from those projected or assumed in these forward-looking statements. Please also see Mondelēz International’s risk factors, as they may be amended from time to time, set forth in its filings with the U.S. Securities and Exchange Commission, including its most recently filed

Exhibit 99.1
Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. There may be other factors not presently known to Mondelēz International or which it currently considers to be immaterial that could cause Mondelēz International’s actual results to differ materially from those projected in any forward-looking statements it makes. Mondelēz International disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release, except as required by applicable law or regulation.